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                                                                   EXHIBIT 10.7


[BREAKAWAY LOGO]

February 11, 1999


Ms. Janet Tremlett
13 Rocky Lane
Medfield, MA 02052

Dear Ms. Tremlett:

       Breakaway Solutions Inc. (the "Company") is pleased to offer to employ you, effective January 1, 1999, as the Vice President of Strategic Services. As the Vice President of Strategic Services, you are to undertake the duties and responsibilities inherent in the position and such other duties and responsibilities as the Company's Board of Directors or its designee shall from time to time reasonably assign to you. In addition, you agree to devote your entire business time, attention and energies to the business and interests of the Company during your employment, subject to the following: (a) You will be working a four-day work week (Monday through Thursday), which has been reflected in the salary set out below. (b) You are free to accept positions on Boards of Directors or Boards of Advisors of other companies (which may on occasion require attending meetings during the Monday through Thursday time frame) without having to get approval from the Company, so long as you give prior notice to the Company about each position you accept.

       You are to abide by the rules, regulations, instructions, personnel practices and policies of the Company (as amended from time to time in the Company's sole discretion).

       Your salary for this position will be paid at the rate of $7,416.67 per pay period (which is equivalent to an annual base salary of $178,000 paid out over 24 pay periods per year), in accordance with the semi-monthly payment schedule now being employed by the Company. This rate is 80% of a full-time salary, to account for the four-day workweek (Monday through Thursday) discussed above.

       In addition, at such time as the Company (in its sole discretion) implements an Executive Bonus plan, you will participate in the plan on the same basis as other executives at your level. The company has put a plan into effect that would make you and all other such executives eligible for an annual bonus of 30% of annual salary at the specified profit target. This percentage will not be reduced to reflect your 4-day workweek, as that is already reflected in your salary. The actual bonus dollar amounts will thus be tied to the Company's performance.

       Your salary will be reviewed at least once every 12 months and you will be considered for an increase at that time, in accordance with the Company's procedures in place from time to time. In addition to any stock options for which you may be


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Ms. Janie Tremlett
January 1, 1999
Page 2 of 6


eligible under the Company's option plans in place from time to time, the Company will consider requests by you to take a smaller raise in return for additional options or stock awards.

       In your capacity as a consultant performing services as an independent contractor to the Company, you were issued non-qualified options for 45,000 shares of the Common Stock of the Company on July 1, 1998. Those options have an exercise price of $.543 per share, with a four year vesting schedule (25% per year), as more fully set out in the Non-Qualified Stock Option Agreement dated July 1, 1999 between you and the Company (the "NQSO Agreement"). Promptly upon your acceptance of this letter, the Company will provide you with a modification of the NQSO Agreement so that your options will continue to vest while you are employed as an employee commencing January 1, 1999.

       For all benefits, you will be treated as if you became an employee on April 1, 1998, except in cases where the third-party insurance carrier's rules and policy terms do not permit and except as set forth in the preceding paragraph with respect to Non-Qualified Stock Options.

       It has been recommended to the Company's Board of Directors that you be granted incentive stock options to acquire 90,000 shares of the Company's common stock. The stock options will be granted at the fair market value of $1.42 per share determined by the Board of Directors on the date of the grant and will be subject to a four year vesting schedule, with 25% vesting after 12 months of employment and with the remainder vesting in 25% increments on April 1, 2000, April 1, 2001 and April 1, 2002. The specific provisions of this grant, including vesting, exercise and rights upon the termination of your employment will be governed by the terms of the Company's 1998 Stock Plan. However, the vesting schedule will be implemented so that you will be partially vested on the date of grant, as if the grant had been on April 1, 1998 and you had been continuously employed from and after that date.

       Upon the fulfillment of the necessary eligibility requirements, you will be eligible to participate in the employee benefit programs that the Company offers to its employees, including without limitation the 401(k) plan and health coverage. For the purpose of enrolling you in the Company's group insurance plans, the Company will recognize your past service and make reasonable efforts to cause its carriers to enroll you in those plans as of January 1, 1999 but with benefits and vesting calculated as if you had been fully employed continuously since April 1, 1998. For the purpose of the 401(k) plan, you will be treated for all purposes as having been employed since April 1, 1998, except that you cannot make a contribution for 1998. The Company has confirmed with its 401(k) administrator that this will be done. A summary of the


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Ms. Janie Tremlett
January 1, 1999
Page 3 of 6


Company's benefit plans is included with this letter. Full descriptions of the benefit plans currently being offered are available in our Human Resources Department. These plans may, from time to time, be amended or terminated by the Company in its sole discretion with or without prior notice.

       In addition, the Company will provide to you parking adjacent to the Company's office where you work at, at the Company's expense. You will be reimbursed in accordance with standard company policy for expenses incurred in the performance of your work, including without limitation portable phone charges, gas and mileage incurred on company business, and travel and subsistence on business trips.

       The Company will maintain professional liability insurance, covering you individually as well as the Company, against claims made based on your performance of services as an employee of the Company. This insurance shall be an "occurrence" policy.

       Attached for your review, as Attachment A, is the Breakaway Solutions Inc. Non-Disclosure, Non-Competition, Non-Solicitation and Assignment Agreement (the "Non-Compete Agreement"). This offer of employment is conditioned on your signing that agreement and your continuing to abide thereafter by its terms. In making this offer, you have expressly represented and warranted to the Company, and the Company understands, that you are not under any obligation to any former employee or any person, firm, or corporation which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company.

       You agree to assign, upon the commencement of your employment, all of your existing consulting engagements as listed on Attachment B to the Company, and to carry out all work that you perform for such engagements on behalf of the Company while you are employed by the Company.

       The term of this Agreement is one (1) year, commencing January 1, 1999. It shall automatically renew for successive one (1) year periods unless it is terminated during or as of the end of any one (1) year period by your resignation, or by mutual decision, or by the Company with or without "Cause" as set out below. The Company and you intend to endeavor to make any termination a mutual decision; however, this is not intended to limit your rights if the Company does not fulfill an obligation or commitment under this Agreement.

       Without limitation, you may at your election resign your position, by mutual agreement or unilaterally by you, and treat the resignation as termination by the Company without Cause for the purpose of this agreement and the Noncompete


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Ms. Janie Tremlett
January 1, 1999
Page 4 of 6


agreement, upon any of the following: (a) A material change in your duties or responsibilities. (b) The Company's attempt to materially reduce your salary or your bonus eligibility. (c) A change in control of the Company, or the sale of all or substantially all of the Company's assets. (d) Failure by the Company to support your Monday through Thursday work schedule. (e) Failure by the Board of Directors to grant your stock options as described above and of the Company to provide you with a Stock Option agreement implementing those options on or before February 15, 1999. (f) A move of the Company's principal office outside of a 50 mile radius of Medfield, MA or a demand that you work at an office at such a location. In addition, termination of your employment by the Company within six (6) months of any of the foregoing events shall be conclusively deemed to have been termination without Cause.

       TERMINATION BY COMPANY WITHOUT "CAUSE"; TERMINATION BY MUTUAL DECISION; TERMINATION FOR DEATH OR DISABILITY: If your employment is terminated by the Company without a "Cause" as defined below, or if it is terminated by mutual agreement or by your resignation with your election to treat the resignation as termination without Cause as provided above, or if it is terminated by the Company in the event of your death, (a) your obligations under this Agreement and the Noncompete agreement will terminate except for those provisions which expressly survive by their terms, (b) you will continue to be paid your salary that is in effect immediately prior to the termination date, for 7.5 months, (c) you will receive any bonus payable under any plan in which you were participating or for which you were eligible immediately prior to the termination date, but to the extent that any period for the calculation of a bonus ends after the termination date, your bonus shall be pro-rated accordingly, (d) you will be paid any accrued vacation pay and any salary or other benefits accrued as of the termination date but not yet paid, and (e) you will be eligible to continue to receive any benefits under any plans then in effect, according to the terms of such plans, which may require that continuance be done at your own expense after termination.

       TERMINATION BY THE COMPANY WITH "CAUSE": The Company may terminate your employment for "Cause" as defined below, if it first gives you written notice of the alleged "Cause" and if you have not remedied the Cause within thirty (30) days after such notice. If your employment is terminated for Cause, (a) your obligations under this Agreement and the Noncompete agreement will terminate except for those provisions which expressly survive by their terms, (b) you will be paid any accrued vacation pay and any salary or other benefits accrued as of the termination date but not yet paid, and (c) you will be eligible to continue to receive any benefits under any plans then in effect, according to the terms of such plans, which may require that continuance be done at your own expense after termination. For the purpose of this Agreement, "Cause" means: (1) your substantial and continuing failure to perform your duties and responsibilities as an employee of the Company other than due to death or disability; (2) your


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Ms. Janie Tremlett
January 1, 1999
Page 5 of 6


disloyalty, gross negligence, willful misconduct, dishonesty or breach of fiduciary duty to the Company; (3) your deliberate disregard of material rules, regulations, instructions, personnel practices and policies of the Company (as amended from time to time in the Company's sole discretion) which results in direct or indirect loss, damage or injury to the Company; (4) your material breach of the Noncompete Agreement; or (5) your conviction of any crime which constitutes a felony in the jurisdiction involved.

       The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. Enclosed is a copy of the Form I-9 that you will be required to complete. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

       The Company reserves the right to review the compensation (including salary and bonus) and benefits it offers to you and to adjust them from time to time in its sole discretion, but subject to certain adjustments being deemed termination and/or giving rise to other rights or benefits as set out in this agreement, and provided that other than the amount of salary, no express term of this agreement may be so adjusted. It is understood that you are not being offered employment for a definite period of time and that either you or the Company may terminate the employment relationship at any time, but subject to the notice provisions set out above regarding "Cause" and subject to the provisions above regarding the parties' desire that any termination be a mutual decision. Nothing in the Company's offer to you of compensation (including salary or bonus), stock options or benefits should be interpreted as creating anything other than an at-will employment relationship. This agreement and the Noncompete Agreement are executed as instruments "under seal" under Massachusetts law and they and your employment relationship with the Company are governed by the laws of the Commonwealth of Massachusetts. You expressly consent to submit to jurisdiction and venue in the Massachusetts state or federal courts, where any matters arising related to your employment shall be litigated.

       This letter and the Noncompete Agreement constitute the entire agreement between you and the Company with respect to your employment, and supersede and terminate all prior and contemporaneous offers, conversations and agreements with respect to employment, other than the NQSO agreement. In the event of any conflict between those documents and the rules, regulations, instructions, personnel practices and policies of the Company (as amended from time to time in the Company's sole discretion), this letter and the Noncompete agreement shall control, and in the event of any conflict between the terms of this letter and the Noncompete Agreement, the terms of this letter shall control.


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Ms. Janie Tremlett
January 1, 1999
Page 6 of 6


       Please indicate your acceptance of this offer by signing and dating the enclosed copy of this letter and returning it in the enclosed envelope. However, your employment will be deemed to have commenced on January 1, 1999.

       We look forward to your joining the Company and are pleased that you will be working with us.


Very truly yours,


/S/ GORDON BROOKS
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Gordon Brooks
President and Chief Executive Officer


Agreed:  /S/ JANIE TREMLETT             2-11-99
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         Janie Tremlett                 Date